Exhibit 99.1

Ethan Allen Announces First Quarter Sales and Earnings

DANBURY, Conn.--(BUSINESS WIRE)--October 23, 2008--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three months ended September 30, 2008.

Net delivered sales for the quarter ended September 30, 2008 were $205.8 million, representing a decline of 17.2% compared with $248.7 million in the prior year quarter. Net delivered sales for the Company’s Retail division were $155.9 million representing a decline of 14.7% from the prior year period. Wholesale sales were $121.3 million representing a decline of 22.4% from the prior year period. Comparable Ethan Allen design center delivered sales were down 19.0% compared to the prior year quarter.

As of September 30, 2008 there were a total of 292 retail location design centers of which 160 were Company owned compared with a total of 311 of which 159 were Company owned as of September 30, 2007.

For the quarter ended September 30, 2008, diluted earnings per share amounted to $0.26 on net income of $7.4 million, including a restructuring benefit of $1.0 million net of tax due to the gain on the sale of one of the properties closed last fiscal year. Excluding this net restructuring benefit, diluted earnings per share was $0.22 on $6.4 million in net income. This compares to diluted earnings per share and net income of $0.57 and $17.5 million, respectively, in the prior year comparable period.

During the quarter, the Company implemented the “Team Concept” in the Retail division whereby design associates are paid a base salary with an opportunity for the team to earn a bonus. There was an incremental one-time overlap of selling expenses as prepaid commissions of $4.6 million (or $0.10 per diluted share) were expensed. Also during the quarter, historical tax exposures were resolved resulting in a one-time tax benefit to the income statement of $0.8 million (or $0.03 per diluted share).

Farooq Kathwari, Chairman and CEO, commented, "We have been able to maintain decent profitability during these challenging times. While our sales have decreased, our gross margins increased due to many factors including maintaining our every day best price policy. In addition, our many initiatives during the last several years are also a major factor in reducing costs and improving our performance. These initiatives have included developing knowledgeable and motivated associates, the repositioning of our brand to project a modern attitude with a classic perspective, maintaining a consistent strong national advertising program, and continued structural changes in our retail, manufacturing and logistics network."

Mr. Kathwari added, “Our focus has also been to maintain liquidity. We are pleased that during the quarter we increased our cash position by $5.5 million with an ending balance of about $80 million. As we indicated previously, we have completed most of the repositioning of the retail network and expect a major reduction in capital expenditures in this fiscal year which should further help strengthen our cash position.”

Mr. Kathwari continued, “While the overall economic environment remains uncertain, we believe that we are well positioned during this period and also ready to grow our business as conditions improve.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 292 design centers in the United States and abroad, of which 160 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include 2 sawmills, and one cut and sew factory in Mexico.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, October 23th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc. and Subsidiaries
Selected Financial Information (Unaudited)
(In millions)

Selected Consolidated Financial Data:
	Three Months Ended September 30,
	2008	2007
Net Sales	$205.8	$248.7
Gross Margin	54.4%	53.7%
Operating Margin	5.9%	11.2%
Operating Margin (ex restructuring &
impairment charge (credit))	5.1%	11.2%
Net Income	$7.4	$17.5
Net Income (ex restructuring & impairment
charge (credit))	$6.4	$17.5

Operating Cash Flow	$18.1	$41.5
Capital Expenditures	$11.1	$12.5
Acquisitions	$0.4	$0.7
Treasury Stock Repurchases (settlement
date basis)	$-	$41.7

EBITDA	$19.2	$35.1
EBITDA as % of Net Sales	9.3%	14.1%
EBITDA (ex restructuring & impairment
Charge (credit) )	$17.6	$35.1
EBITDA as % of Net Sales (ex restructuring & impairment charge (credit))	8.6%	14.1%

Selected Financial Data by Business Segment:

	Three Months Ended September 30,
Retail	2008	2007
Net Sales	$155.9	$182.8
Operating Margin	(2.0%)	0.5%
Operating Margin (ex restructuring &
impairment charge (credit) )	(3.3%)	0.5%

	Three Months Ended September 30,
Wholesale	2008	2007
Net Sales	$121.3	$156.3
Operating Margin	9.8%	17.1%
Operating Margin (ex restructuring &
impairment charge )	10.1%	17.1%

Ethan Allen Interiors Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months
	Ended September 30,
	2008	2007
Net sales	$205,841	$248,727
Cost of sales	93,900	115,270
Gross profit	111,941	133,457
Operating expenses:
Selling	55,302	57,578
General & administrative	46,058	48,082
Restructuring & impairment charges (credit)	(1,630)	-
Total operating expenses	99,730	105,660
Operating income	12,211	27,797
Interest & other miscellaneous income	1,100	2,922
Interest & other related financing costs	2,901	2,935
Income before income tax expense	10,410	27,784
Income tax expense	2,988	10,280
Net income	$7,422	$17,504

Basic earnings per common share:
Net income per basic share	$0.26	$0.58
Basic weighted average common shares	28,703	30,084

Diluted earnings per common share:
Net income per diluted share	$0.26	$0.57
Diluted weighted average common shares	28,847	30,464

Ethan Allen Interiors Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2008	June 30, 2008
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$79,917	$74,376
Accounts receivable, net	11,549	12,672
Inventories	187,495	186,265
Prepaid expenses and other current assets	22,016	32,860
Deferred income taxes	4,188	4,005
Total current assets	305,165	310,178

Property, plant, and equipment, net	355,036	350,432
Intangible assets, net	94,633	96,823
Other assets	4,423	4,540
Total Assets	$759,257	$761,973

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$41	$41
Customer deposits	42,640	47,297
Accounts payable	25,894	26,444
Accrued expenses and other current liabilities	68,056	61,720
Total current liabilities	136,631	135,502

Long-term debt	203,018	202,988
Other long-term liabilities	20,661	20,383
Deferred income taxes	22,948	27,327
Total liabilities	383,258	386,200

Shareholders’ equity	375,999	375,773
Total Liabilities and Shareholders’ Equity	$759,257	$761,973

CONTACT:
Ethan Allen Interiors Inc.
Investor/ Media:
Peg Lupton, 203-743-8234